Exhibit 10.1

UNITED STATES CELLULAR CORPORATION

2015 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

Effective January 1, 2015

I.             PURPOSE

➢  To provide incentive for the executive officers of U.S. Cellular to extend their best efforts towards achieving superior results in relation to key business performance targets;

➢  To reward U.S. Cellular executive officers in relation to their success in meeting and exceeding the performance targets; and

➢  To help U.S. Cellular attract and retain talented leaders in positions of critical importance to the success of the Company.

II.            ELIGIBLE PARTICIPANTS

All U.S. Cellular Executive Officers are eligible to participate in this 2015 Executive Officer Annual Incentive Plan (“Plan”).  Executive officers includes all Executive Vice Presidents and the Senior Vice President  - Chief Human Resources Officer.

III.          PERFORMANCE MEASURES & WEIGHTINGS

Performance Measures	Component Weighting	Overall Plan Weighting
Consolidated Total Revenues	40%	24%
Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	35%	21%
Consolidated Capital Expenditures	25%	15%
Company Performance		60%

Chairman Assessment on Strategic Initiatives		10%

Individual Performance		30%

IV.          PERFORMANCE MEASURES DEFINITIONS

Company Performance - Weighting 60%: Actual performance will be assessed against the targeted performance for each performance measure.  The performance measures are defined below.

Consolidated Total Revenues: Total revenues determined on a consolidated company-wide basis and in a manner consistent to U.S. Cellular's presentation of total revenues for external reporting purposes.

Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):  Adjusted EBITDA determined on a consolidated company-wide basis and in a manner consistent to U.S. Cellular's presentation of Adjusted EBITDA for external reporting purposes.

Consolidated Capital Expenditures:  Capital expenditures determined on a consolidated company-wide basis and in a manner consistent to U.S. Cellular's presentation of capital expenditures for external reporting purposes.  The measurement of actual capital expenditures against targeted capital expenditures may not be sufficiently comprehensive because it would measure actual expenditures, but not necessarily the efficiency and/or productivity of those expenditures.  Therefore, if appropriate, the measurement of actual expenditures against targeted expenditures could incorporate an adjustment for spending efficiency/productivity which could include an assessment of the degree of completion of certain projects.  The determination of whether such an adjustment is appropriate and the amount of the adjustment will be made by the President and CEO and will be subject to the review and approval of the Chairman.

Notes:

▪  Results associated with acquisitions and / or divestitures, will be evaluated on a case-by-case basis to determine whether adjustments to target or actual results are warranted.

▪  The Chairman in his discretion may adjust targets to reflect unanticipated events.

Chairman Assessment on Strategic Initiatives - Weighting: 10%:

The Chairman in his qualitative and subjective assessment of U.S. Cellular’s overall company performance during the year will consider the following key factors and any other information he deems relevant in determining the level of attainment for this measure:

▪  Achievement of key goals and objectives provided to the U.S. Cellular board of directors.

▪  Accomplishing / making commendable progress on major initiatives for the year to the extent not covered under the key goals and objectives provided to the board of directors.

▪  Developing and enhancing strategies and plans that strengthen the Company’s ability to successfully compete in the marketplace.

Individual Performance - Weighting: 30%:

Each executive officer’s overall performance for the year will be assessed by the President and CEO based on such executive officer’s effectiveness/success with regard to:

▪  Carrying out his/her ongoing responsibilities and key initiatives during the performance year.

▪  Executive level leadership and teamwork.

▪  Identification and development of key talent for succession planning purposes.

▪  Associate engagement as measured in large part by the Company’s culture survey.

In making these assessments, the President and CEO also will take into consideration:

▪  Evaluation of the executive officer’s performance in the above areas.

▪  Performance feedback received on the executive officer.

▪  The executive officer’s report on his/her activities/accomplishments for the performance year.

V.            MISCELLANEOUS PROVISIONS

The Plan is subject to the Administrative Guidelines attached hereto as Exhibit A.  U.S. Cellular reserves the right to amend or discontinue the Plan at any time, with or without notice.

There are no oral or written agreements or understandings between U.S. Cellular and the participants affecting or relating to this Plan not referenced herein.  If the participant fails to adhere to the ethical and legal standards as referenced by U.S. Cellular policy, U.S. Cellular shall have the right to revoke this Plan, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by U.S. Cellular or other action pursuant to any clawback or recoupment policy which U.S. Cellular may adopt from time to time, including without limitation any such policy which U.S. Cellular may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

This program shall not be construed as an employment contract or as a promise of continuing employment between U.S. Cellular and the associate.  Employment with U.S. Cellular is terminable at will, i.e., either the participant or U.S. Cellular may terminate the relationship at any time, with or without cause.

/s/ Kenneth R. Meyers	4/6/15
President and CEO	Date

/s/ LeRoy T. Carlson, Jr.	4/17/15
Chairman	Date

VI.          BONUS RANGES AS A PERCENT OF TARGET

The bonus ranges were set to reinforce the Company’s pay for performance culture.  Minimum performance levels for each component need to be achieved before any bonus is earned.  The ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.

Company Performance Measures:

Performance Measure	Minimum	Maximum
Consolidated Total Revenues	90%	110%
Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	80%	120%
Consolidated Capital Expenditures	105%	90%

Bonus Payouts As A Percent Of Target At Minimum, And Maximum Performance Levels:

Performance Measure	Minimum	Target	Maximum
Consolidated Total Revenues	50%	100%	225%
Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	50%	100%	225%
Consolidated Capital Expenditures	50%	100%	225%

Bonus payouts between the minimum and target performance levels and between the target and maximum performance levels will be computed by interpolation.  Any bonus for performance below the minimum level will be determined and approved at the discretion of the Chairman.

Chairman Assessment on Strategic Initiatives:

Performance Criteria	% Payout Range
Far exceeds target performance: Performance greatly exceeded that which was planned and expected.	150% - 200%
Significantly exceeds target performance: Performance significantly exceeded that which was planned and expected.	120% - 150%
Somewhat exceeds/fully meets / almost fully meets target performance: Performance was essentially equivalent to that which was planned and expected.	80% - 120%
Partially meets target performance: Given the conditions that prevailed, performance was sufficient to merit a partial bonus	Up to 80%
Well below target performance: Given the conditions that prevailed, performance was not sufficient across all components of the Plan to merit any bonus.	0%

Individual Performance:

Performance Criteria	% Payout Range
Far Exceeds Expectations (FE)	130% - 150%
Exceeds Expectations (EE)	110% - 130%
Meets Expectations (ME)	80% -110%
Partially Meets Expectations (PM)	0%
Fails to Meet Expectations (FM)	0%

Exhibit A

Administrative Guidelines

PLAN YEAR EFFECTIVE DATES:	January 1, 2015 – December 31, 2015
GENERAL ADMINISTRATION:	The target annual bonus payout for plan participants will be based on the associate’s base salary as of December 31, 2015.
VESTING

The bonus does not vest and no bonus shall be paid unless the associate remains employed through the actual bonus payout date. Special rules apply to those associates who retire or die before the actual bonus payout date (see below).

To the extent and only to the extent that any bonus is paid for the plan year, such bonus shall be deemed to have been earned on December 31, 2015.

SEPARATION PRIOR TO PAYOUT VESTING DATE	Not eligible for a payout unless separation is because of retirement or death (see below), or unless approved by the President and CEO.
NEW HIRE ELIGIBILITY	Eligibility for participation in this plan and any payout will be determined at the discretion of the President and CEO.
RETIREMENT / DEATH Prior to Payout Vesting Date	Payout based on a proration for time worked during the plan year.
Leave of Absence (Including FMLA and Military)	Associates on Leave of Absence are eligible for a payout based on proration for time worked during the plan year, individual performance and the plan component attainment percentages.
TRANSFERS/PROMOTIONS DURING PLAN YEAR Within/ Between Annual Plans: Between an Annual Plan and a Quarterly or Monthly Plan:

If an associate is promoted / transferred within or between annual incentive plan(s), no prorations will be made in determining the associate’s target bonus.  The associate’s target bonus will be based on the associate’s plan as of 12/31/15.

Prorated payouts from both positions/plans will be determined following the end of the plan year.   The following factors will be considered in the determination of the payout: both plans’ attainment percentages, individual performance in each job/plan,  the last base salary from each position occupied during the plan year (if applicable), target incentive assigned for each position’s pay grade, and percentage of time worked in each position/plan during the plan year.

TRANSFERS TO/ FROM TDS DURING THE PLAN YEAR	If an associate transfers to/from another TDS business unit, he/she will receive a prorated payout based on the factors listed above.
BONUS PAYOUT DATE

Bonuses are to be paid during the period commencing on January 1, 2016 and ending on March 15, 2016. Historically, bonuses have been paid in March on or before March 15th of the year following the end of the plan year (12/31).  Notwithstanding the foregoing, in the event that payment by March 15, 2016 is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after March 15, 2016, but in no event later than December 31, 2016.  Payment will be in the form of a lump sum.